Exhibit 4.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) is dated April 6, 2015 (the “Effective Date”), and amends that certain Amended and Restated Rights Agreement, dated as of November 10, 2006, is entered into between Cohu, Inc., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation (successor-in-interest to Mellon Investor Services LLC, a New Jersey limited liability company), as Rights Agent (the “Rights Agent”) (collectively, the “Rights Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, on April 6, 2015, the Board of Directors of the Company determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein; and

WHEREAS, Section 27 of the Rights Agreement provides that, for so long as the Rights (as defined in the Rights Agreement) are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights.

NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties agree as follows:

1.	Amendment to Definition. Section 7(a)(i) of the Rights Agreement is hereby amended such that “Final Expiration Date” shall mean April 6, 2015.

2.	Exhibits. The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment, including all conforming changes.

3.

Rights Agreement as Amended, Effective Date. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment and any other amendment made in accordance with Section 27 of the Rights Agreement. This Amendment shall be effective as of the Close of Business on the Effective Date and except as set forth herein the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

4.

Direction to Rights Agent; Certification by Officer. By execution of this Amendment by the Company, the Company hereby directs the Rights Agent to execute the Amendment in its capacity as Rights Agent pursuant to the Rights Agreement and in accordance with Section 27 of the Rights Agreement. The officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the Company that this Amendment is in compliance with the terms of Section 27 of the Rights Amendment.

5.

Benefits of this Amendment. Nothing in this Amendment shall be construed to give any Person other than the Company, the Rights Agent and holders of Rights any legal or equitable right, remedy or claim under this Amendment; and this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of Rights.

6.	Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made solely by residents of such State and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

8.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

9.	Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

COMPUTERSHARE INC.		COHU, INC.

By:	Dennis V. Moccia	By:	Luis A. Müller

Name:	/s/ Dennis V. Moccia	Name:	/s/ Luis A. Müller

Title:	Manager, Contract Administration	Title:	President and CEO